                                                FILED PURSUANT TO RULE 424(B)(3)
                                      WITH RESPECT TO REGISTRATION NO. 333-74564
PROSPECTUS
                                 170,000 Shares

                                 [COMPANY LOGO]

                        HILB, ROGAL AND HAMILTON COMPANY

                                  Common Stock

         This Prospectus relates to 170,000 shares (the "Shares") of the Common Stock, no par value (the "Common Stock"), of Hilb, Rogal and Hamilton Company, a Virginia corporation (the "Company"). The Shares of Common Stock to be sold by the selling shareholders (the "Selling Shareholders"), identified in this Prospectus under the caption "Selling Shareholders," were acquired pursuant to the terms of the Hilb, Rogal and Hamilton Company Executive Voluntary Deferral Plan, as amended and restated (the "Executive Plan"), and the Hilb, Rogal and Hamilton Company Outside Directors Deferral Plan, as amended and restated (the "Directors Plan"), as applicable. See "Selling Shareholders." The Shares will be offered and sold by the Selling Shareholders from time to time. The Company will not receive any part of the proceeds from the sale of the Shares.

        The Selling Shareholders may sell all or any portion of the Shares for their own accounts from time to time in one or more transactions through brokers or dealers at market prices then prevailing, in underwritten transactions at prices related to then-current market prices or in individually negotiated transactions at such prices as may be agreed upon. See "Plan of Distribution."

        The Company will pay all expenses in connection with the registration of the Shares under the Securities Act of 1933, as amended (the "Securities Act"), including the preparation of this Prospectus. See "Plan of Distribution."

        See "Risk Factors" beginning on page 4 for a discussion of certain factors that should be considered in connection with an investment in the Shares.
                               ------------------

        The Common Stock is listed on the New York Stock Exchange under the symbol "HRH." On February 7, 2002, the closing sales price of the Common Stock as reported on the New York Stock Exchange Composite Tape was $37.38 per share.


        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this Prospectus is February 13, 2002.

                              ABOUT THIS PROSPECTUS

        This Prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "Commission") using a "shelf" registration process. Under this shelf process, the Selling Shareholders may offer from time to time the securities described in this Prospectus in one or more offerings up to a total share amount of 170,000 shares. This Prospectus provides you with a general description of our Company and those securities. In the future, we may provide you with a prospectus supplement which may add, update or change information contained in this Prospectus. You should read this Prospectus and any applicable prospectus supplement together with the additional information described under the heading "Available Information."

                              AVAILABLE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance with the Exchange Act we file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by us can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549-1004, and at the following Regional Offices of the Commission: New York Regional Office, 233 Broadway, New York, New York 10279 and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549-1004, at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy statements and other information regarding registrants, such as us, that file electronically with the Commission. The Common Stock is listed on the New York Stock Exchange (the "NYSE"), and such reports, proxy statements and other information relating to us can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

        This Prospectus constitutes a part of a registration statement on Form S-3 (the "Registration Statement") filed by us with the Commission under the Securities Act. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. For further information, reference is hereby made to the Registration Statement and to the exhibits thereto, which may be inspected and copied in the manner and at the locations described above. Statements contained in this Prospectus concerning provisions of any document filed as an exhibit to the Registration Statement, incorporated by reference into this Prospectus or otherwise filed with the Commission are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following reports and other documents previously filed by us with the Commission under the Exchange Act are incorporated by reference into this
Prospectus:

        (a) our Annual Report on Form 10-K for the year ended December 31, 2000 (the "Form 10-K");

        (b) the portions of our Proxy Statement for the Annual Meeting of Shareholders held on May 1, 2001 that have been incorporated by reference into the Form 10-K;

        (c) our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001;

        (d) our Current Report on Form 8-K filed June 11, 2001; and

        (e) the description of our Common Stock contained in our Current Report on Form 8-K filed on January 23, 2001.

        All reports and other documents we filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering contemplated by this Prospectus shall be deemed to be incorporated by reference into this Prospectus and to be a part of it from the date of filing of such reports and other documents. Any statement contained in this Prospectus or in a report or document incorporated or deemed to be incorporated by reference into this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus (or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference into this Prospectus) modifies or supersedes such previous statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        We will provide, without charge, to each person to whom this Prospectus is delivered, on that person's written or oral request, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (other than certain exhibits to such documents). Requests for such copies should be directed to Walter L. Smith, Esquire, Senior Vice President, General Counsel and Secretary, Hilb, Rogal and Hamilton Company, 4951 Lake Brook Drive, Suite 500, Glen Allen, Virginia 23060, telephone number (804) 747-6500.

                    FORWARD-LOOKING AND CAUTIONARY STATEMENTS

        We caution you that this Prospectus includes "forward-looking statements" within the meaning of the private Securities Litigation Reform Act of 1995 and is subject to the safe harbor created by those acts. Among other things, these statements relate to our financial condition, results of operation and business. These forward-looking statements are generally identified by the words or phrases "would be," "will allow," "expects to," "will continue," "is anticipated," "estimate," "project" or similar expressions.

        While we provide forward-looking statements to assist in the understanding of our anticipated future financial performance, we caution readers not to place undue reliance on any forward-looking statements which speak only as of the date that we make them. Forward-looking statements are subject to significant risks and uncertainties, many of which are beyond our control. Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Actual results may differ materially from those contained in or implied by these forward-looking statements for a variety of reasons.

        We have included risk factors and uncertainties that might cause such a difference in the "Risk Factors" section of this Prospectus on page 4.

                                  RISK FACTORS

        Before you invest in our Common Stock, you should be aware of various risks, including the risks described below. You should carefully consider these risk factors, together with all of the other information included in this Prospectus, before you decide whether to purchase shares of our Common Stock.

Because our commission revenues are based on premiums set by insurers, any decreases in these premium rates will result directly in revenue decreases for us

        We are engaged in insurance agency and brokerage activities and derive revenues primarily from commissions on the sale of insurance products to clients that are paid by the insurance underwriters with whom our subsidiary agencies place their clients' insurance. These commissions are based on the premiums that the insurance underwriters charge, and we do not determine insurance premium rates. In addition, these premiums historically have been cyclical in nature and have displayed a high degree of volatility based on the prevailing economic and competitive factors that affect insurance underwriters. These factors, which are not within our control, include the capacity of insurance underwriters to place new business, non-underwriting profits of insurance underwriters, consumer demand for insurance products, the availability of comparable products from other insurance underwriters at a lower cost and the availability of alternative insurance products, such as government benefits and self-insurance plans, to consumers.

        We cannot predict the timing or extent of future changes in premiums and thus commissions. As a result, we cannot predict the effect that future premium rates would have on our operations. While increases in premium rates will result directly in revenue increases for us, decreases in premium rates, however, will result directly in revenue decreases for us. These decreases may adversely affect our results of operations for the periods in which they occur.

Carrier override and contingent commissions are less predictable than usual, and any decreases in our collection of them may have an impact on our operating results that we are unable to anticipate

        We derive a portion of our revenues from carrier override and contingent commissions based upon the terms of the contractual relationships between the insurance underwriters and our subsidiary agencies. Carrier override commissions are commissions paid by insurance underwriters in excess of the standard commission rates on specific classes of business. These amounts are not contingent on achieving a specific premium volume or profitability of the business. Contingent commissions are commissions paid by insurance underwriters and are based on the estimated profit that the underwriter makes on the overall volume of business that we place with it. We generally receive these commissions in the first and second quarters of each year. In the aggregate, these commissions generally account for 5% to 10% of our total revenues.

        Due to recent changes in our industry, we cannot predict the payment of these commissions as well as we have been able to in the past. One of these changes, the high loss ratios experienced by insurance carriers, has resulted in a decreased profit to them and may result in decreases in the payment of contingent commissions to us. Furthermore, we have no control over insurance carriers' ability to estimate loss reserves, which affects our profit-sharing calculation. Another change, the tightening of underwriting criteria by certain insurance underwriters, due in part to the high loss ratios, may result in a lower volume of business that we are able to place with them. Carrier override and contingent commissions affect our revenues, and decreases in their payment to us may have an adverse effect on our results of operations.

Our continued growth will be enhanced through acquisitions of insurance agencies, but we may not be able successfully to identify suitable acquisition candidates

        Our strategic plan focuses on the regular and systematic evaluation and acquisition of insurance agencies and, between 1984 and the date of this Prospectus, we have acquired approximately 190 independent agencies. While we generally expect our revenues to increase over time from internal growth, acquisitions directly enhance our revenue growth.

        There can be no assurance, however, that we will be able successfully to identify suitable acquisition candidates that will permit us to expand into new or existing markets. We are unable to predict whether or when any prospective acquisition candidates will become available or the likelihood that any acquisition will be completed once negotiations have commenced. We compete for acquisition and expansion opportunities with entities that have substantially greater resources. The failure to acquire additional agencies at the same level that we have in the past may affect the expected growth in our operating revenues.

Once we acquire an insurance agency, any failure by us to complete the acquisition and integrate the agency successfully may have an adverse effect on our operations

        The integration of an acquisition may involve a number of factors that may affect our operations. These factors include diversion of management's attention, difficulties in the integration of acquired operations and retention of personnel, entry into unfamiliar markets, unanticipated problems or legal liabilities, and tax and accounting issues. Furthermore, once we have integrated an acquired insurance agency initially, the agency may not achieve levels of revenue, profitability, or productivity comparable to our existing locations, or otherwise perform as expected. The failure to integrate one or more acquired agencies so that they achieve these performance goals may have a material adverse effect on our results of operations and financial condition.

The general level of economic activity can have an impact on our business that is difficult to predict; a strong economic period may not necessarily result in higher revenues for us

        The volume of insurance business available to our agencies has historically been influenced by factors such as the health of the overall economy. The specific impact of the health of the economy on our revenues, however, can be difficult to predict. When the economy is strong, insurance coverages typically increase as payrolls, inventories and other insured risks increase. Insurance commissions to our agencies generally would be expected to increase. As discussed above, however, our commission revenues are dependent on premium rates charged by insurers, and these rates are subject to fluctuation based on prevailing economic and competitive conditions. As a result, the higher commission revenues our company generally would expect to see in a strong economic period may not necessarily occur, as any increase in the volume of insurance business brought about by favorable economic conditions may be offset by premium rates that have declined in response to increased competitive conditions, among other factors.

If we are unable to respond in a timely and cost-effective manner to rapid technological change in our industry, there may be a resulting adverse effect on our business and operating results

        The insurance industry is becoming increasingly influenced by rapid technological change, frequent new product and service introductions and evolving industry standards. For example, the insurance brokerage industry has increased use of the Internet to communicate benefits and related information to consumers and to facilitate business-to-business information exchange and transactions. We believe that we have responded to these changes in the industry quickly and in a timely manner. We actively explore the opportunities that information technology affords the insurance brokerage industry and, in particular, the operations of our agencies. We have specifically expanded our in-house information technology staff and collaborated on a web-based distribution channel with Workplus.com.

        We believe that our future success will depend on our ability to continue to anticipate technological changes and to offer additional product and service opportunities that meet evolving standards on a timely and cost-effective basis. In the three years prior to this Prospectus, we spent almost $11.0 million on computer software and hardware. We believe that the development and implementation of new technologies will require additional investment of our capital resources in the future. We have not determined, however, the amount of resources and the time that this development and implementation may require. There is a risk that we may not successfully identify new product and service opportunities or develop and introduce these opportunities in a timely and cost-effective manner. In addition, opportunities that our competitors develop or introduce may render our products and services noncompetitive. As a result, we can give no assurances that technological changes that may affect our industry in the future will not have a material adverse effect on our business and operating results.

Quarterly and annual variations in our commissions that result from the timing of policy renewals and the net effect of new and lost business production may have unexpected impacts on our results of operations

        Our commission income, which typically accounts for approximately 89% to 91% of our total annual revenues, is subject to both quarterly and annual fluctuations as a result of the timing of policy renewals and the net effect of new and lost business production. The factors that cause these fluctuations are not within our control. Specifically, consumer demand for insurance products can influence the timing of renewals, new business and lost business, which includes generally policies that are not renewed and cancellations. In addition, we rely on insurance underwriters for the payment of certain commissions. Due to internal processing of payments by these underwriters, we may not receive a payment that is otherwise expected from a particular underwriter in one of our quarters or years until after the end of that period.

        We generally expect, however, our revenues to increase with new business and to decrease with lost business. The extent of quarterly and annual fluctuations based on these increases and decreases, and the increases and decreases that may be associated with policy renewals, may be difficult to predict for any period.

                                   THE COMPANY

        We serve as an intermediary between our clients and insurance companies that underwrite client risks. Our clients are traditionally middle-market businesses, which are generally businesses that do not have internal risk management departments and outsource that function to us or to one of our competitors. Through our network of subsidiary insurance agencies, we assist clients in managing their risks in areas such as property and casualty, employee benefits and other areas of specialized exposure. As of the date of this Prospectus, these agencies operate approximately 84 offices in 23 states. Our client base ranges from personal to large national accounts and is primarily comprised of middle-market commercial and industrial accounts. Insurance commissions have typically accounted for approximately 89% to 91% of our total annual revenues. We also advise clients on risk management and employee benefits and provide claims administration and loss control consulting services to clients, which have contributed approximately 6% to 8% of annual revenues.

        We have historically grown principally through acquisitions of independent insurance agencies with significant local market shares in small to medium-size metropolitan areas. Between 1984 and the date of this Prospectus, we have acquired approximately 196 independent agencies. Our prior growth strategy emphasized acquisitions of established independent agencies staffed by local professionals and centralization of certain administrative functions to allow agents to focus on business production. We believe that a key to our success has been a strong emphasis on local client service by experienced personnel with established community relationships.

        Our current acquisition program is largely focused on acquisitions that fit into our current operating models and strategic plans and targets entities that strengthen our regions and middle-market position or add to our specialty lines of business and increase our range of services.

        In addition, we are actively exploring the opportunities that information technology affords the insurance brokerage industry and, in particular, the operations of our agencies. We have expanded our in-house information technology staff to oversee the role of the Internet, innovative networking and e-commerce in making our client service capabilities more effective and efficient. We have also collaborated on a web-based distribution channel that enables companies to distribute information relating to benefits, training and other material to their employees and to provide them with information and links for selected vendors of financial services, including insurance, in a cost-effective manner.

        The agencies act as independent agents representing a large number of insurance companies, which gives us access to specialized products and capacity needed by our clients. Agencies and regions are staffed to handle the broad variety of insurance needs of their clients. Additionally, certain agencies and regions have developed special expertise in areas such as aviation, construction and marine insurance services, and this expertise is made available to clients throughout the regions and our network.

        Our corporate headquarters are located at 4951 Lake Brook Drive, Suite 500, in Glen Allen, Virginia 23060, and our telephone number is (804) 747-6500.

                                 USE OF PROCEEDS

        All of the Shares covered by this Prospectus are being offered by the Selling Shareholders. As a consequence, we will not receive any of the proceeds from the sale of any of the Shares. We will pay all expenses in connection with the registration of the Shares under the Securities Act, including the preparation of this Prospectus.

                            THE SELLING SHAREHOLDERS

        The following table sets forth certain information regarding each Selling Shareholder, the number of Shares of Common Stock beneficially owned by each Selling Shareholder as of November 28, 2001 and the number of Shares being offered by each Selling Shareholder. The Shares being offered by the Selling Shareholders represent Shares of Common Stock that will be paid to the Selling Shareholders at various times in the future with respect to deferred compensation obligations under the Executive Plan and the Directors Plan, as applicable. The deferred compensation obligations relate to certain Deferred Stock Units credited under the Executive Plan and the Directors Plan prior to January 1, 2002, and any additional Deferred Stock Units credited as a result of dividends on such Deferred Stock Units.

        The Selling Shareholders may offer all or part of their Shares for resale from time to time. However, the Selling Shareholders are under no obligation to sell all or any portion of their Shares immediately under this Prospectus. Unless otherwise indicated below, the address for each Selling Shareholder shall be our address: Hilb, Rogal and Hamilton Company, 4951 Lake Brook Drive, Suite 500, Glen Allen, Virginia 23060.


Name of Shareholder and Title/Position            Number of Shares Beneficially            Number of Shares to be
Held Within Past Three Years(1)                   Owned Before the Offering(2)(3)          Sold in the Offering(4)
------------------------------------------------------------------------------------------------------------------

Hobbs, David                                                     1,420                              5,934
Hilb Rogal and Hamilton Company of Alabama,
Inc.
     President (since 7/31/00)
     Executive Vice President (7/1/99 to
     7/31/00)

Goforth, Rene                                                   15,588                                422
Hilb, Rogal and Hamilton Company of Victoria
     President

Janes, Michael                                                  37,864                                932
Hilb, Rogal and Hamilton Company
     Vice President-Regional Director

Vaughan, Martin                                                293,448                             10,236
Hilb, Rogal and Hamilton Company
     President & Chief Operating Officer

Zaiger, Ronald                                                   3,822                              1,850
Hilb, Rogal and Hamilton Insurance Agency
of Massachusetts, LLC
     President (since 7/1/99)

Manke, Karl                                                     17,414                              5,634
Hilb, Rogal and Hamilton Company
     Vice President

Gorham, Brian                                                      -                                  176
Hilb, Rogal and Hamilton Insurance Services of
Central California, Inc.
     Chairman (since 1/1/01)
     President

Tanner, Van                                                      2,090                                276
HRH Insurance Services of the Coachella
Valley, Inc.
     President

Teachout, Scot                                                   2,366                              1,492
Hilb, Rogal and Hamilton Company of
Pittsburgh, LLC
     President

Sylvester, David                                                 1,436                              1,102
Hilb, Rogal and Hamilton Company of Tampa Bay,
Inc.
     President (since 8/13/99)

                                      -8-

Renneker, Frederick                                              6,500                              1,378
Hilb, Rogal and Hamilton Company of Alabama,
Inc.
     Chairman (since 7/31/00)
     President (1/1/98 to 6/30/00)

Tyler, Benjamin                                                 18,556                              6,374
Hilb, Rogal and Hamilton Company
     Vice President-Regional Director

Parrett, James                                                   6,470                                266
HRH of Northern California Insurance Services,
Inc.
     President (since 11/18/99)
     Manager (1/1/98 to 11/17/99)

McGillicuddy, Kim                                                1,326                              3,876
Hilb, Rogal and Hamilton Company of Connecticut
     President (since 9/7/99)

Dartois, Leon                                                   10,000                              2,538
Hilb, Rogal and Hamilton Company of Denver
     President

Lockhart, Robert                                                40,264                              9,098
Hilb, Rogal and Hamilton Company
     Vice President-Regional Director

Brantlinger, Herbert                                               168                                536
The Managing Agency, Inc.
     President (since 7/1/99)

Hilb, Robert H.                                                174,000                             12,670
Hilb, Rogal and Hamilton Company
     Director

Davis, Norwood H., Jr.                                          20,000                              1,946
Hilb, Rogal and Hamilton Company
     Director

Chandler, Theodore L., Jr.                                      27,900                             13,186
Hilb, Rogal and Hamilton Company
     Director

Ukrop, Robert S.                                                41,296                             10,398
Hilb, Rogal and Hamilton
     Director

Smith, Julious P., Jr.                                           2,000                              1,150
Hilb, Rogal and Hamilton Company
     Director

                                      -9-

Searfoss, David W.                                           1,732,084                              5,964
Hilb, Rogal and Hamilton Company
     Director

Markel, Anthony F.                                              14,000                             10,424
Hilb, Rogal and Hamilton Company
     Director

French, J.S.M.                                                  86,600                             10,870
Hilb, Rogal and Hamilton Company
     Director

Fiondella, Robert W.                                         1,740,084                              5,788
Hilb, Rogal and Hamilton Company
     Director


(1) Titles and positions have been held for at least the past three years unless otherwise noted.
(2) Beneficial ownership is determined in compliance with the rules of the Commission and generally includes voting or investment power with respect to the Shares and includes any Shares which the person had the right to acquire within 60 days of November 28, 2001, through the conversion or exercise of any security or any right.
(3) Share amounts have been adjusted to reflect a two-for-one stock split effected on December 31, 2001.
(4) Based on the number of Deferred Stock Units held by the participants as of November 28, 2001 that are payable to the participants in shares of Common Stock. Does not include an unknown number of additional Shares which the Selling Shareholders may receive as a result of dividends on Deferred Stock Units held under the Executive Plan or the Directors Plan. However, this Prospectus coversan aggregate of 45,484 additional Shares which the Selling Shareholders may receive as a result of such dividends.

                              PLAN OF DISTRIBUTION

        We have no specific information concerning whether or when any offers or sales of Shares covered by this Prospectus will be made, or if made, concerning the price, terms or conditions of any such offers or sales. Each Selling Shareholder and its agents and representatives may, from time to time, offer and sell the Shares by one or more of the following methods: (i) ordinary brokerage transactions on the New York Stock Exchange by one or more brokers acting as agent for the Selling Shareholder, at a price or prices related to the then current market price of the Common Stock, with such commissions to be paid by the Selling Shareholder to the broker as shall be agreed upon by them; (ii) with our prior written consent, underwritten transactions or purchases by a broker or dealer as principal and resale by such broker or dealer for its own account at a price or prices related to the then current market price of the Common Stock, less such discount, if any, as shall be agreed upon by the Selling Shareholder and such broker or dealer; (iii) by a combination of the methods described above; or (iv) in privately negotiated transactions. Sales of the Shares may also be made pursuant to Rule 144 under the Securities Act, where applicable. The underwriters in an underwritten offering, if any, and the terms and conditions of any such offering will be described in a supplement to this Prospectus.

        In connection with the distribution of the Shares, a Selling
Shareholder may enter into hedging or other option transactions with broker-dealers in connection with which, among other things, such broker-dealers may engage in short sales of the Shares pursuant to this Prospectus in the course of hedging the positions they may assume with a Selling Shareholder. A Selling Shareholder may also sell Shares short pursuant to this Prospectus and deliver the Shares to close out such short positions. A Selling Shareholder may also enter into option or other transactions with broker-dealers which may result in the delivery of Shares to such broker-dealers which may sell such Shares pursuant to this Prospectus. A Selling Shareholder may also pledge the Shares to a broker-dealer or financial institution and upon default the broker-dealer or financial institution may effect the sales of the pledged Shares pursuant to this Prospectus.

        There is no assurance that the Selling Shareholders will sell any or all of the Shares described herein and may transfer, devise or gift such securities by other means not described herein.

                          DESCRIPTION OF CAPITAL STOCK

        The following is a description of our capital stock. This description is qualified in its entirety by reference to applicable provisions of Virginia law and our Articles of Incorporation and Amended and Restated Bylaws, the complete text of which are on file with the Commission and incorporated herein by reference.

Common Stock

        As of the date of this Prospectus, we have authorized capital stock consisting of 50,000,000 shares of Common Stock, no par value. The holder of each share of Common Stock is entitled to one vote per share. Each share of Common Stock shares ratably with respect to dividends and upon liquidation. The shares of Common Stock are not redeemable, have no conversion rights and carry no preemptive or other rights to subscribe to additional shares of Common Stock or to securities convertible into Common Stock.

        The Common Stock does not have cumulative voting rights, which means that the holders of a majority of the shares voting for the election of the class of directors subject to election at that meeting can elect all of the directors comprising that class, and in such event holders of the remaining minority of shares so voting will not be able to elect any member of that class of the Board of Directors.

Certain Provisions of our Charter and Bylaws

        Our Articles of Incorporation provide that the Board of Directors is divided into three classes having staggered three-year terms. This provision could have the effect of making it more difficult for a third party to acquire control of the Board of Directors or of discouraging a third party from attempting to acquire a majority of our outstanding voting stock.

Affiliated Transactions

        The Virginia Stock Corporation Act contains provisions governing "Affiliated Transactions." Affiliated Transactions include certain mergers and share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an Interested Shareholder (as defined below), or reclassifications, including reverse stock splits, recapitalizations or mergers of the corporation with its subsidiaries which have the effect of increasing the percentage of voting shares beneficially owned by an Interested Shareholder by more than 5%. For purposes of the Act, an "Interested Shareholder" is defined as any beneficial owner of more than 10% of any class of the voting securities of a Virginia corporation.

        Subject to certain exceptions discussed below, the provisions governing Affiliated Transactions require that, for three years following the date upon which any shareholder becomes an Interested

Shareholder, a Virginia corporation cannot engage in an Affiliated Transaction with such Interested Shareholder unless approved by the affirmative vote of the holders of two-thirds of the voting shares of the corporation, other than the shares beneficially owned by the Interested Shareholder, and by a majority (but not less than two) of the "Disinterested Directors." A Disinterested Director means, with respect to a particular Interested Shareholder, a member of a corporation's board of directors who (i) was a member before the later of January 1, 1988 and the date on which an Interested Shareholder became an Interested Shareholder and (ii) was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the board. At the expiration of the three-year period, these provisions require approval of Affiliated Transactions by the affirmative vote of the holders of two-thirds of the voting shares of the corporation, other than those beneficially owned by the Interested Shareholder.

        The principal exceptions to the special voting requirement apply to Affiliated Transactions occurring after the three-year period has expired and require either that the transaction be approved by a majority of the Disinterested Directors or that the transaction satisfy certain fair price requirements of the statute. In general, the fair price requirements provide that the shareholders must receive the highest per share price for their shares as was paid by the Interested Shareholder for his shares or the fair market value of their shares, whichever is higher. They also require that, during the three years preceding the announcement of the proposed Affiliated Transaction, all required dividends have been paid and no special financial accommodations have been accorded the Interested Shareholder unless approved by a majority of the Disinterested Directors.

        None of the foregoing limitations and special voting requirements applies to an Affiliated Transaction with an Interested Shareholder whose acquisition of shares making such person an Interested Shareholder was approved by a majority of the corporation's Disinterested Directors.

        These provisions were designed to deter certain takeovers of Virginia corporations. In addition, the statute provides that, by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation may adopt, by meeting certain voting requirements, an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation. We have not adopted such an amendment.

Control Share Acquisitions

        The Virginia Act also contains provisions regulating certain "control share acquisitions," which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a public corporation in Virginia to meet or exceed certain threshold percentages (20%, 33 1/3% or 50%) of the total votes entitled to be cast for the election of directors. Shares acquired in a control share acquisition have no voting rights unless: (i) the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation, or (ii) the articles of incorporation or bylaws of the corporation provide that these Virginia law provisions do not apply to acquisitions of its shares. The acquiring person may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition. These provisions were designed to deter certain takeovers of Virginia public corporations. We have not adopted an amendment to our Articles of Incorporation or By-laws making these provisions inapplicable to acquisitions of its shares.

Indemnification of Directors and Officers

        Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia (the "Code") permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his good faith belief that he or she has met the standard of conduct prescribed by the code, and a determination is made by the board of directors that such standard has been met. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which an officer or director is adjudged to be liable to the corporation, unless the court in which the proceeding took place determines that, despite such liability, such person is reasonably entitled to indemnification in view of all of the relevant circumstances. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he improperly received a personal benefit. Corporations are given the power to make any other or further indemnity, including advance of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification of a director or officer is mandatory when he or she entirely prevails in the defense of any proceeding to which he or she is a party because he or she is or was a director or officer.

        Our Articles of Incorporation contain provisions indemnifying our directors and officers to the full extent permitted by Virginia law. In addition, our Articles of Incorporation eliminate the personal liability of our directors and officers to us or our shareholders for monetary damages to the full extent permitted by Virginia law.

                                     EXPERTS

        Ernst & Young LLP, independent auditors, have audited our financial statements and schedule incorporated by reference or included in our Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this Prospectus and elsewhere in the Registration Statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

        Documents that we have not yet filed and that we have incorporated by reference into this Prospectus will include financial statements, related schedules (if required) and auditors' reports. Those financial statements and schedules will have been audited to the extent and for the periods set forth in those reports by the firm or firms rendering the reports and, to the extent so audited and consent to incorporation by reference is given, will be incorporated by reference in reliance upon those reports given upon the authority of the firm or firms as experts in accounting and auditing.

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

No dealer, salesperson or other person has been
authorized to give any information or to make any
representation other than those contained in this
Prospectus and, if given or made, such information
or representation must not be relied upon as having
been authorized by the Company or any sales agent.
This Prospectus does not constitute an offer to sell
or a solicitation of an offer to buy any securities                                   170,000 Shares
other than the securities to which it relates, nor does
it constitute an offer to sell or the solicitation of an
offer to buy any of the securities offered hereby in
any jurisdiction in which such offer or solicitation is                               [COMPANY LOGO]
not authorized, or in which the person making such
offer or solicitation is not qualified to do so, or to
any person to whom it is unlawful to make such
offer or solicitation. Neither the delivery of this                                   HILB, ROGAL AND
Prospectus nor any sale made hereunder shall,                                        HAMILTON COMPANY
under any circumstances, create any implication
that the information contained herein is correct as
of any time subsequent to the date hereof or that
there has been no change in the affairs of the
Company since the date hereof.                                                         Common Stock

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              TABLE OF CONTENTS
                                                   Page                              __________________

About this Prospectus................................2                                   PROSPECTUS
Available Information................................2                               __________________
Incorporation of Certain Documents
  by Reference.......................................2
Forward-Looking and Cautionary Statements............3
Risk Factors.........................................4
The Company..........................................6
Use of Proceeds......................................7
The Selling Shareholders.............................7
Plan of Distribution................................10
Description of Capital Stock........................11
Experts.............................................13                                February 13, 2002

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